Exhibit 10.11

COLLABORATION AGREEMENT

THIS AGREEMENT is made on the 8th.day of APRIL 2022

BETWEEN

(1)	AngkasaX Innovation Sdn Bhd (1407917-U) (“Party A” or “Angkasa-X”) of the one part; AND

(2)	Universiti Sains Malaysia (“Party B” or “USM”) of the other part.

(Party A and Party B are collectively known as the “Parties” and individually as the “Party”)

RECITALS

(A)	Angkasa-X is a Technological-social inclusion company investing in research & development, IP creation, technology & components sourcing, assembly-integration-testing, launching and maintaining state-of-the-art Low-Earth-Orbit (LEO) satellites. By offering an innovative Satellite-as-a-Service (SaaS) to countries in ASEAN, Angkasa-X’s mission is to provide satellite internet-connectivity and other services to remote rural areas in the countries in ASEAN and neighbouring countries to establish ASEAN Space Economy via the formation of A-SEANLINK LEO Satellites Constellation.

(B)	USM is Malaysia’s premier research university which strives to enhance and strengthen its educational programs and has taken various initiatives to complement its educational excellence. With its research and teaching facilities, experience, and a multi-disciplinary team of experts from among its staff members, USM has entered into various collaborative arrangements with other parties in its effort to enhance its research contents and strengthen its industrial networking.

(C)	The parties are keen to collaborate for the purpose of developing a ground station at the area (Land) adjacent to USM building (“Purpose”) to enable Angkasa-X the capability to conduct hosting and research and development activities on Low Earth Orbit (LEO) satellites.

IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, each of the following expression has, except where the context otherwise requires, the meaning shown opposite it:

“Agreement”	means this agreement, as varied, amended or supplemented from time to time by the Parties;

“Authorized Person”	means the person(s) certified by their respective party to be authorized for the purpose of this Agreement;

“Business Day”	means a day excluding Saturdays, Sundays, public holidays and announced ungazetted public holidays, on which banking and financial institutions are open for business in Kuala Lumpur for transaction of business of the nature required or contemplated by this Agreement;

“Disclosing Party”	means the party disclosing the Confidential Information.

“Land”	has the same meaning ascribed to it in the Recital (C) above;

DS_1 SP (Pin 1/2017)

KERAJAAN MALAYSIA

IBU PEJABAT
LEMBAGA HASIL DALAM NEGERI MALAYSIA
MENARA HASIL
PERSIARAN RIMBA PERMAI
CYBER 8, 63000 CYBERJAYA
SELANGOR DARUL EHSAN

LHDN MALAYSIA

SIJIL SETEM

ASAL

STAMP CERTIFICATE

(Sila lekatkan sijil setem ini ke atas surat cara sebagai bukti penyeteman)
Please attach this stamp certificate to the instrument as evidence of stamping

Cara Bayaran *Payment Method*	FPX TRANSACTIONS
No. Adjudikasi *Adjudication No.*	G01C444F55XP009 (SALINAN 1/1)
Jenis Surat Cara *Type Of Instrument*	COLLABORATION AGREEMENT SURAT CARA UTAMA
Tarikh Surat Cara *Date Of Instrument*	08/04/2022
Balasan *Consideration*	RM 0.00

Maklumat Pihak Pertama / Penjual / Pemberi *First Party / Vendor / Transferor / Assignor*
ANGKASA -X INNOVATION SDN BHD, NO SYARIKAT 1407917-U

Maklumat Pihak Kedua / Pembeli / Penerima *Second Party / Purchaser / Transferee / Assignee*
UNIVERSITI SAINS MALAYSIA, NO SYARIKAT 00000000

Butiran Harta / Suratcara *Property / Instrument Description*

Dengan ini disahkan surat cara ini disetem dan diindors seperti maklumat di bawah:
This is to certify this instrument is stamped and indorsed as below:

No. Sijil Setem *Stamp Certificate No.*	P0090A229702592
Tarikh Penyeteman *Date of Stamping*	27/04/2022
Duti Setem Dikenakan *Amount of Stamp Duty*	RM 10.00
Penalti *Penalty*	RM 0.00
Pelarasan *Adjustment*	RM 0.00
Jumlah Dibayar *Total Amount Paid*	RM 10.00
Indorsemen *Indorsement (Akta Setem 1949)*	Seksyen 12

LEMBAGA HASIL DALAM NEGERI — LHDN MALAYSIA

Pemungut Duti Setem

No. Kelulusan Perbendaharaan *Treasury Approval No.* : KK/BSKK/10/600-2/1/2(60)

Tarikh Cetak *Printed Date : 27/04/2022 03:56:24*

Pengesahan ketulenan Sijil Setem ini boleh dipastikan di stamps.hasil.gov.my atau melalui aplikasi telefon pintar
The authenticity of this Stamp Certificate can be verified at stamps.hasil.gov.my or by mobile app
Ini adalah cetakan komputer dan tidak perlu ditandatangani
This is a computer generated printout and no signature is required

--- *tamat/end* ---

“Ringgit Malaysia” or “RM”	means the lawful currency of Malaysia.

“Receiving Party”	means the party receiving the Confidential Information.

1.2	Words and expressions denoting the singular include the plural and vice versa.

1.3	Words and expressions denoting the whole include any part.

1.4	Words and expressions denoting any gender include all genders.

1.5	Words and expressions applicable to a natural person include anyperson.

1.6	A person includes its estate, heirs, personal representatives, successors in title and any other person for the time being deriving title under it.

1.7	A day, month or year means a day, month or year, as the case may be, reckoned according to the Gregorian calendar.

1.8	A statute or statutory provision includes a reference to: -

(a)	that statute or statutory provision; and

(b)	all statutory instruments or orders made pursuant to it;

as from time to time amended, extended, re-enacted or consolidated.

1.9	A document includes the same as from time to time varied in any manner or respect whatsoever or howsoever and any document from time to time issued or executed supplemental, in addition or in substitution to or for it.

1.10	Headings and sub-headings are inserted for convenience only and have no legal effect.

1.11	Unless prohibited by law, no rule of construction applies to the disadvantage of the Party responsible for the preparation of this Agreement.

2.	PURPOSE OF THE COLLABORATION

2.1	The Parties shall jointly co-operate subject to the scope and responsibilities set out below and subject to the terms of this Agreement.

2.1.1	The collaboration aims to develop and deliver a leading-edge facility to enable the capability to conduct joint research and development for the Parties as per Recital (C) above.

2.1.2	The collaboration aims to contribute to the transfer of skills and knowledge in space and satellite technology by accelerating the pace of digital transformation of the local communities.

2.2	Responsibilities of Parties:

2.2. l	The responsibilities of Party A

(a)	Angkasa-X shall set-up the Ground station at its own cost which includes any performance of its own conduct.

(b)	Angkasa-X shall conduct research and development activities by utilizing the facility after its set-up and will share the usage and research findings with USM as part of the joint collaboration.

2.2.2	The responsibilities of Party B

(a)	USM ensures that there shall be no new land/property developments at the surrounding area of the land occupied for the Purpose, and shall not perform any such act that could potentially block, interfere, interrupt or prevent satellite transmission to ground station.

(b)	USM agrees to let Angkasa-X hire guards from USM’s security department to manage and guard the Land. The parties will enter into a separate agreement for this purpose.

(c)	USM shall provide the location and space (land) of 2 acres for the Purpose at a cost. The cost of Party A’s possession in Land shall be under market value (market value is RMI.SO per sqft), at RMO. l O per sqft. (Plan layout and Schedule shown in Appendix A)

(d)	USM shall provide access routes (easements), roads to enter and exit of the premise for the Purpose at its own cost.

(e)	USM shall initiate site clearance works of the Land within one (I) week after the complete execution of the Agreement by the parties, and complete site clearance no later than one (I) week.

3.	THE PARTIES’ REPRESENTATIONS

3.1	Each Party hereby represents that:

3.1. 1	the Party has the power, capacity and authority to enter into and perform its obligations under this Agreement;

3.1.2	this Agreement is legal and binding on such Party;

3.1.3	the execution, delivery and performance of this Agreement:

3.1.4	that it is not and will not be entitled to any immunity from suit or other legal process in any proceedings in any jurisdiction;

3.1.5	all acts, conditions and things required to be done, fulfilled and performed in order:

(a)	to enable it lawfully to enter into, exercise its rights under and perform its obligations expressed to be assumed by it in this Agreement;

(b)	to ensure that the obligations expressed to be assumed by it in this Agreement are legal, valid and binding; and

(c)	to make this Agreement admissible in evidence in the jurisdiction in which it is incorporated,

have been done, fulfilled and perfonned.

4.	INDEMNITY

4.1	Party B shall be wholly responsible for and shall fully indemnify and keep harmless Party A, its officers, employees, successors-in-title and assigns fully and effectually indemnified against all actions, proceedings, claims, demands, losses, damages, prosecutions, fines, penalties, liabilities, losses, costs and expenses (including but not limited to solicitors fees on a solicitor and client basis) whatsoever which may be instituted or imposed by the relevant authorities or any persons against Party B, its officers and employees, successors-in-titles and assigns and may have suffered or incurred howsoever throughout the term of this Agreement, as the case may be, from any one or more of the following:

(a)	Party B’s and/or the landowner’s failure to obtain and maintain at its own cost and expense all licences, permits, registrations, and other consents necessary for the Land;

(b)	Party B’s and/or the landowner’s failure to comply with and observe at its own expense all notices received from the appropriate authorities with respect to the Land and Party B shall forthwith give notice thereof to Party A in the event of the receipt of any notice from the appropriate authorities with respect to the Land.

5.	TERM

This Agreement is effective for a period of twenty (20) years from the date of this Agreement unless terminated earlier or termination pursuant to the terms and conditions under this Agreement.

6.	PARTY A’S REPRESENTATIONS AND WARRANTIES

6.1	Party A hereby undertakes, represents, warrants and covenants to Party Bas follows:

(a)	Party A has fi.111 power, ability and authority to execute and deliver and perform the terms of this Agreement;

(b)	there are no pending legal proceedings and/or claims against Party A which may affect in any way any Party’s right to perform its obligations under this Agreement or frustrate the Agreement;

(c)	that all information written or otherwise supplied by Party A to Party B are true, complete and accurate and Party A is not aware of any fact, the non-disclosure of which might affect the willingness of Party B to co-operate with Party A on the terms of this Agreement; and

(d)	that all the representations made in the above recital are to the best of Party A’s knowledge or belief true and accurate.

6.2	Each of the warranties is separate and independent and is without prejudice to any other warranty and (except where expressly stated otherwise) shall not be limited by reference to any clause, sub-clause, paragraph or sub-paragraph.

6.3	All warranties shall be deemed to be made on the commencement date of this Agreement and to be repeated on each day during the period of this Agreement by reference to the facts and circumstances existing at such time, in the terms set out in thewarranties.

7.	PARTY B’S REPRESENTATIONS AND WARRANTIES

7.1	Party B hereby undertakes, represents, wan-ants and covenants to Party A as follows:

(a)	Party B has the full legal capacity, power, right and authority to enter into this Agreement and to co-operate with Party A;

(b)	that all information written or otherwise supplied by Party B to Party A are true, complete and accurate and Party B is not aware of any fact, the non-disclosure of which might affect the willingness of Party A to co-operate with Party Bon the terms of this Agreement; and

(c)	to Party B’s best knowledge there are no suits or actions before any court, arbitration, legal or administrative proceedings or other proceeding or governmental investigation pending or threatened against Party B which affects the transaction contemplated hereby; and

(d)	there are no material facts or circumstances, in relation to the Purpose, which have not been fully and fairly disclosed in writing to Party A and which, if disclosed, might reasonably have been expected to affect the decision of Party A to enter into this Agreement;

(e)	Party Bis not wound up/ bankrupt and there are no winding-up/ bankrupt proceeding present or pending or threatened against Party B which might impair Party B’s abilities to perfo1111 its obligations hereunder.

(f)	Party B is authorised by the landowner of the Land (if any) and has the authority to grant or permit access to and allow possession of the Land.

(g)	Party B has vacant possession of the Land and is in a position to deliver vacant possession thereof to Party A.

(h)	Party B has not at any time prior to the date of this Agreement entered into any agreement or atTangement, whether written or otherwise for the renting or leasing of the Land to any person, firm, corporation, body corporate or unincorporated or granted any option or the right of first refusal, whether in writing or otherwise, in favour of any person, firm, corporation, body corporate or unincorporated for the purchase of the Land which are still subsisting and which have not been validly and lawfully terminated or rescinded.

(i)	shall ensure that there is no interruption to Party A’s conduct in business for the Purpose on the Land throughout the term of this Agreement.

(j)	after the date of this Agreement, Party B shall ensure that the landowner of the Land (if any) shall not charge, lease, let, sell, dispose, assign or in any manner whatsoever encumber or deal with the Land or any part thereof after the date of this Agreement.

(k)	to insure and keep insured the Land (if applicable) against loss or damage by fire and to pay all such premiums punctually, and in case of disruption or damage to the Land from any cause covered by such insurance as to make the same unfit for the purpose of the Land, to cause all monies received by virtue of such insurance (unless the insurance monies become irrecoverable through any act or default of Party A) to be laid out in reinstating the Land as soon as it is reasonably practicable.

(l)	there are no claims adversely affecting the right of Party B or the landowner of the Land to deliver vacant possession of the Land at the date of this Agreement.

7.2	Party B acknowledges and agrees that Party A has entered into this Agreement in reliance on the representations and watTanties by PartyB.

7.3	Each of the warranties is separate and independent and is without prejudice to any other warranty and (except where expressly stated otherwise) shall not be limited by reference to any clause, sub-clause, paragraph or sub-paragraph.

7.4	All watTanties shall be deemed to be made on the commencement date of this Agreement and to be repeated on each day during the period of this Agreement by reference to the facts and circumstances existing at such time, in the terms set out in the warranties.

8.	NON-DISPARAGEMENT

8.1	Each Party agrees to not engage in or authorize any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the other party or to their business, which includes any of their respective shareholders, directors, officers, employees, agents, representatives, customers and suppliers.

9.	TERMINATION OF AGREEMENT

9.1	Tennination at will: Notwithstanding anything contained in this Agreement, this Agreement may be terminated by either Party by serving on the other Party a written notice with reasonable justifications at least six (6) months in advance.

9.2	Termination by default: Either Party may terminate this Agreement at any time by serving on the other Party a termination notice with prior written notice of one (I) month if the other Party fails to comply with any of its obligation under this Agreement and the failure (if capable of being remedied) remains not remedied for one (1) month after being called to its attention by written notice or the other Party is or becomes insolvent. The Agreement may also be terminated by either Party if the other Party have breached the provisions herein.

10.	FORCE MAJEURE

10.1	Neither Party shall be liable for any delay or failure in performance of any part of this Agreement from any cause beyond its control and without its fault or negligence including, without limitation, acts of nature, acts of civil or military authority, government regulations, embargoes, epidemics, terrorist acts, riots, insurrections, fires, explosions, earthquakes, nuclear accidents, floods, power blackouts, other major environmental disturbances, or unusually severe weather conditions (collectively, a Force Majeure Event). The Party affected by a Force Majeure Event shall give prompt notice to the other Party, shall be excused from performance of its obligations hereunder on a day-to-day basis to the extent those obligations are prevented by the Force Majeure Event, and shall use reasonable efforts to remove or mitigate the Force Majeure Event. The parties may arrange for a mutual consultation in efforts to resolve the interference, or to explore a workaround.

11.	SETTLEMENT OF DISPUTES BY ARBITRATION

11.1	Any dispute, difference or question that cannot be resolved amicably between the Parties may, by any Party giving a notice in writing to the other Party, be referred toarbitration.

11.2	The arbitration shall be held in Kuala Lumpur at the Asian International Arbitration Centre (AIAC) (“Centre”) in accordance with its rules. The number of arbitrators shall be one (I) to be appointed by mutual agreement between the Parties, failing which, the arbitrator shall be appointed by the Centre.

11.3	Any arbitration shall be conducted in the English language. The Party in whose favour the arbitration award is granted shall be entitled to recover costs and expenses of administration of the arbitration proceeding. Any arbitration award granted shall be final and binding on the Parties and is not subject to appeal, and shall be enforceable at any court of competent jurisdiction.

11.4	During the period of submission of a dispute, question or difference to arbitration, the Parties shall continue to perform the rest of their obligations under this Agreement without prejudice to a final adjustment in accordance with the said award as may be issued by such arbitration tribunal duly constituted in accordance with this Clause.

11.5	Nothing in this Clause shall preclude any Party from bringing an action in a court of competent jurisdiction for injunctive relief against the other in relation to a breach or threatened breach of any of the terms hereof by the other Parties.

12.	CONFIDENTIALITY

12.1	The parties acknowledge that during the Term parties will have access to Confidential Information of the parties and its clients, and will be entrusted with Confidential Information relating to the parties and its clients, the particulars of which, if disclosed contrary to the provisions of this Agreement would be detrimental to the Disclosing Party and/or its clients. The parties therefore, agrees that the Confidential Information is the exclusive property of the Disclosing Party (and its respective clients, where applicable), and that while engaged with the Company and at all times thereafter, parties will not, without the prior written consent from the parties and therefore agrees:

a)	Not to reveal, disclose or make known any Confidential Information to any Person;

b)	Not to use the Confidential Information for any purpose, other than for the purpose of performing its obligations for the Purpose;

c)	To restrict the dissemination, circulation and supply of the Confidential Information or any part thereof to their Authorized Person(s) who are involved in the collaboration relevant to this Agreement and only to the extent necessary for each of them to perform their duties;

d)	To use their respective best endeavors to ensure and procure that none of their Authorized Person(s) will do any act, matter or thing which, if done by that party, would constitute a breach of their obligations under the terms of this Agreement;

e)	To take all reasonable action to prevent unauthorized disclosure or use of the Confidential Information;

f)	To inform and advise their Authorized Person(s) who may have access to the Confidential Information of its confidential and proprietary nature;

g)	To not, at any time, (i) improperly use or disclose any confidential or proprietary information or trade secrets of any other Person (ii) bring onto the premises of the Disclosing Party any unpublished or non-public document or confidential or proprietary information belonging to any such other Person unless consented to in writing by such other Person and the Disclosing Party;

h)	To notify the Disclosing Party in writing prior to any disclosure being made.

12.1.1	Whereas the confidentiality obligations herein shall not apply, however, to any part of the Confidential Information which:

(a)	prior to the date hereof, is in the public domain or hereafter comes into the public domain other than as a result of a breach of this Agreement;

(b)	is explicitly approved for release by written authorization of their respective Party;

(c)	was known to the Receiving Party at the time of disclosure as shown by written records in existence at the time of disclosure;

(d)	was lawfully obtained without breach of this Agreement and otherwise not 111 violation of the Disclosing Party’s rights;

(e)	is required by law or by order of a court of competent jurisdiction or by any rule, direction or regulation of any regulatory or governmental authority or any other relevant authority, including without limitation, a recognized stock exchange, to be disclosed, provided always that, to the extent pern1itted by law, prior to any such disclosure being made, Receiving Party shall notify and consult with the Disclosing Party as to the proposed form, nature and purpose of the disclosure; or

(f)	is required to be made to any investor or potential investor, financier or potential financier in connection with: -

(i)	an investment or potential investment;

(ii)	funding or potential funding for the parties or a corporation that is deemed related to such party within the meaning of Section 7 of the Companies Act 2016 notwithstanding future amendments or updates in legislation and such investor or potential investor or financier or potential financier, as the case may be, is bound by confidentiality obligations, provided that disclosure is restricted to the fact of the existence of discussions between the parties in respect of this Agreement and to particulars and information in respect of the transactions or intended transactions between the parties relating to this Agreement including copies of any agreements or proposed agreements in respect of such transactions.

12.2	The parties agree that all Confidential Information disclosed by or on behalf of the Disclosing Party (and its clients) in its possession or under its control, now or at any time during the Term of this Agreement or thereafter, is and shall be the property of the Disclosing Party (and its clients, as applicable), and that all such Confidential Information shall be forthwith delivered to the Disclosing Party upon the earlier to occur of (i) whenever requested by the Disclosing Party and (ii) upon termination of this Agreement. Nothing in this Agreement shall be construed as granting or conferring any license or any rights whatsoever (including without limitation any intellectual property rights), whether expressly, impliedly or otherwise, in respect of the Confidential Information, unless otherwise stated herein. Upon termination of this Agreement, or when requested, the Receiving Party shall:

a)	return all documents and/or other materials containing such Confidential Information together with all copies and reproductions thereof; or

b)	destroy all documents and/or other materials containing such Confidential Information together with all copies and reproductions thereof and shall confirm such destruction in writing

c)	not copy or duplicate any materials containing Confidential Information except as necessary to accomplish the purpose of this Agreement and or any binding agreement or contract which both the parties intend to pursue together. All confidential information obtained during any of the above circumstances validly shall be destroyed or returned upon request and/or after conclusion of agreement. These include all information on hard-disk, pen-drives, optical and tape drives including any storage capable drives or entity whether it be tangible or intangible which shall be purged of all confidential information.

13.	PERSONAL DATA PROTECTION

13.1	Confidential Information may also include personal data and/or sensitive personal data (“Data”) disclosed to Receiving Party under the provisions of the Personal Data Protection Act “PDPA” 20 I 0 where applicable. Receiving Party hereby warrants:

13.1.1	to only hold, retain, collect, manage and/or process the Data in accordance with the purpose for which the Data is disclosed, and not for any longer than is necessary for its purposes of its disclosure, and only on behalf of the Disclosing Party in compliance with Disclosing Patiy’s instructions, operating procedures, the terms of this Agreement and its obligations under the PDPA.

13.1.2	that in the event of non-compliance, Receiving Party shall inform Disclosing Party with its utmost effort of its inability to comply, in which the Disclosing Party is entitled to suspend the processing of Data and/or shall have the option to terminate this Agreement without liabilities;

13.1.3	to take appropriate level of technical and/organizational security measures and where other methods appropriate in the protection of Data against any accidental, alteration, unauthorized disclosure or access and other unlawful forms of processing including but not limited to the holding, retaining, obtaining, managing, transmitting and/or processing of any Data;

13.1.4	to promptly notify the Disclosing Party should it be aware of any actual, reasonably suspect, alleged or any unauthorized use, disclosure, and/or access of Data by itself or others, including notification, discovered, and/or suspected loss of Data and any of the events referred to above in clause 13.1.3;

13.1.5	at its sole expense, cooperate with the Disclosing Party whenever reasonably requested, including but not limited to conducting investigations, cooperating with authorities, notifying any affected individuals, credit bureaus, other persons or entities deemed appropriate by the Disclosing Party. Such cooperation will include but not limited to;

(i)	allowing the Disclosing Party access to the Receiving Party’s records and facilities;

(ii)	providing all relevant data and reports to Disclosing Party;

13.1.6	to deal promptly and properly with all inquiries from the Disclosing Party related to the obtaining, holding, managing and/ or processing of Data defined under the PDPA;

13.1.7	to not cause, pennit or transfer the Data to any third-party other than the Disclosing Party under any such circumstances except with the prior written consent of the Disclosing Party;

13.1.8	that the Data will not be transferred outside of Malaysia without the prior written consent of the Disclosing Party, and where the Disclosing Party consents to such transfer, the Receiving Party shall: -

(i)	ensure the provisions of the PDPA are complied with at all times;

(ii)	ensure all reasonable precautions have been taken and exercised all due diligence as if the Data is of one self’s interest in ensuring that the Data will not in that place be processed in any manner which, as if the place is in Malaysia, would be a contravention of the PDPA;

(iii)	comply with any instructions notified by the Disclosing Party.

14.	LICENSE

14.1	Unless otherwise agreed in writing by the Parties, nothing contained in this Agreement shall be construed as granting or conferring Party B any rights by way of license or otherwise in or to any use of the equipment and facilities set-up as part of the Purpose.

15.	OWNERSHIP OF DATA AND INTELLECTUAL PROPERTY

Notwithstanding anything herein to the contrary, Party A shall be the sole and exclusive owner of the Intellectual Property of the equipment set-up for the Purpose and all data created pursuant to the Purpose, shall be owned by Party A, including the data as a result of the usage of the Purpose by third parties, if any, shall continue to be owned by Party A. For the avoidance of doubt, University Sains Malaysia (USM) has exclusive rights on the data generated by USM researchers during the usage of the Angkasa-X ground station and its equipment.

16.	NON-COMPETITION

16.1	During the Tenn, Parties shall not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, engage in employment or business relationship with entities, and/or perform services or business activities, whose businesses or proposed businesses that are in any way involve products or services which are competitive with this collaboration.

17.	WAIVER

17.1	No delay or failure by any of the Parties to exercise or enforce at any time any right or provision of this Agreement shall be considered a waiver thereof, unless made in writing. No single waiver shall constitute a continuing or subsequent waiver.

18.	AMENDMENT

18.1	This Agreement shall not be varied, amended or cancelled unless such variation, amendment or cancellation has been expressly agreed to in writing by the Parties.

19.	SEVERABILITY

19.1	If any one or more of the provisions or part thereof contained in this Agreement should be or become invalid or unenforceable due to whatever reason or reasons, this shall not in any way affect or impair the validity or enforceability of the remaining provisions. The parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner as originally contemplated to the fullest extent possible.

20.	NO PARTNERSHIP

20.1	Nothing contained or implied in this Agreement shall constitute or be deemed to constitute a partnership or principal and agent relationship between the Parties and none of the Parties shall have any authority to bind or commit the other.

21.	NOTICES

21.1	Any notice or other communication to be given or sent hereunder shall be left or sent by prepaid registered post (airmail if overseas) or by electronic mail at agreed email address(s) or international courier to the Party concerned at its address given or such other address as the Party concerned shall have notified in accordance with this Clause to the other Parties.

Any such notice shall be deemed to be served and received,

21.1.1	if left at any such address, at the same time when it is so left;

21.1.2	if sent by post, on the fifth (5fh) day following the day of posting; and

21.1.3	if sent by courier, on the second day following the day of placing it with the relevant courier services, as the case may be.

22.	FURTHER ASSURANCES

22.1	Each Party undertakes that it will at all times:

22.1.1	cooperate in good faith and execute such documents and take such actions as may be reasonably required to give full effect to the provisions and intent of this Agreement;

22.1.2	at the request of the other Party or Parties, execute or cause to be done or executed all such acts, deeds and assurances whatsoever as may be reasonably necessary for furthering the interest of the collaboration;

22.1.3	promptly notify the other Parties of all matters coming to its notice which may affect this collaboration and all significant notifications, orders, demands, and other communications received from any government or quasi-governmental authority in relation to the collaboration; and

22.1.4	in the event that the businesses of this collaboration experiences difficulties and problems, to discuss with the other Party and use its best efforts to find a solution in the best interest of the collaboration.

23.	COSTS

23.1	Each Party shall bear its own costs and expenses of and incidental to the preparation of this Agreement. Party A shall bear the stamp duty payable on this Agreement.

24.	GOVERNING LAW

24.1	The Parties hereby agree that this Agreement shall be governed by and construed in accordance with the laws of Malaysia.

25.	ENTIRE AGREEMENT

25.1	This Agreement shall constitute the entire agreement between the Parties relating to the subject matter contained in this Agreement and supersede all prior or contemporaneous negotiations, commitments and understanding of the Parties whether oral, written or otherwise.

26.	LANGUAGE

26.1	The language used in this Agreement shall be the English language chosen by the parties to express their mutual intent, and the Agreement shall be interpreted without regard to any presumption or other rule requiring interpretation of the Agreement more strongly against the party causing it to be drafted.

27.	ASSIGNMENT

27.1	Neither party may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

28.	SURVIVAL

28.1	All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of data and proprietary rights and trade secrets shall survive the termination or expiration of this Agreement.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF the Parties have affixed their seals respectively on the day and year first above written.

AngkasaX Innovation Sdn Bhd

Signature:	/s/ DR.SEAN SEAH	Witnessed by:	/s/ DR.SEAN SEAH
Name:	DR.SEAN SEAH	Name:	DR.WILLIAM LIM
Title:	EXECUTIVE CHAIRMAN	Title:	EXECUTIVE DIRECTOR

Universiti Sains Malaysia

Signature:	/s/ PROFESSOR DATO’ DR. FAISAL RAFIQ	Witnessed by:	/s/ PROFESSOR DR. NOR AZAZI ZAKARIA
PROFESSOR DATO’ DR. FAISAL RAFIQ		PROFESSOR DR. NOR AZAZI ZAKARIA
MAHAMD ADIKAN, FASc		Director,
Vice-Chancellor		Engineering Campus

Appendix A

To insert plan layout

Note that land size is 80111 x 60111 equivalent to 51,667 ft2

1st year	RM 0.00 per month
2 to 5th year	RM 5,000.00 per month
6 to 9th year	RM10,000.00 per month
1oth year and above	Up to RM 0.50 per sqft per month